Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated March 6, 2026, with respect to the Common Stock, Par Value $0.01 Per Share, of Cars.com Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Pale Fire Capital SICAV a.s.

By:	/s/ Dusan Senkypl
Dusan Senkypl, Authorized Representative
Date:	03/06/2026

Pale Fire Capital investicni spolecnost a.s.

By:	/s/ Dusan Senkypl
Dusan Senkypl, Board Member
Date:	03/06/2026

PALE FIRE CAPITAL SE

By:	/s/ Jan Barta
Jan Barta, Chairman of the Supervisory Board
Date:	03/06/2026

Senkypl Dusan

By:	/s/ Dusan Senkypl
Dusan Senkypl
Date:	03/06/2026

Barta Jan

By:	/s/ Jan Barta
Jan Barta
Date:	03/06/2026